SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): June 11, 2010

Commission File No. 0-26669

Can-Cal Resources Ltd.
(Name of Small Business Issuer in its charter)

Nevada	88-0336988
(State or other jurisdiction of	I.R.S. Employer Identification No.)
incorporation or organization)

8205 Aqua Spray Avenue, Las Vegas, NV 89128
(Address of principal executive offices)

(702) 243-1849
(Issuer's telephone number)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On June 11, 2010, pursuant to a private placement exemptions under Section 4(2) and Regulation S of the Securities Act of 1933, Can-Cal Resources Ltd. (the “Company”), sold a 12% convertible debenture (the “Debenture”) under a private placement offering to accredited investors.  The Debenture is unsecured and matures three years following sale, on or about June 11, 2013 (the “Maturity Date”).  Interest 12% per annum is compounded and payable quarterly. The principal amount of the Debenture, but not the accrued interest shall be convertible in whole or in part into common stock of the Company at any time at the option of the holder at a conversion price of twenty-five cents ($0.25) per share.

In the event that the 15-day volume weighted average trading price of the Company’s common stock as quoted on the OTC Bulletin Board is at least forty cents ($0.40), the Company has the right to require the holder of the Debenture to convert the Debentures at the conversion price of twenty-five cents ($0.25) per share at any time prior to the Maturity Date.

Subject to additional availability of funding, the Company will use proceeds of the sale (i) toward a work-up of the 3 potential extraction processes to potentially able to prove up any precious metals, platinum groups elements and/or other base metals on the Pisgah, California property and the Wikieup, Arizona property; ii) to conduct a drill program to potentially prove up the potential tonnages and subsequently any precious metals and/or other base metals on the Wikieup, Arizona property; iii) to conduct a comprehensive research and development program to ascertain the potential for any rare earth elements on the Owl Canyon, California property; iv) to determine and engage a qualified and comprehensive US and Canadian investor relations and shareholder communications group; and v) for strategic working capital reserve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 15, 2010

Can-Cal Resources Ltd.

By:	/s/ Michael Hogan
Michael Hogan
Chief Executive Officer